EXHIBIT 10.21

CNA Financial Corporation

2000 Incentive Compensation Plan

Table of Contents

Article 1. Establishment, Objectives and Duration		1
1.1.	Establishment of the Plan	1
1.2.	Objectives of the Plan	1
1.3.	Duration of the Plan	1

Article 2. Definitions		1
2.1.	“Article”	1
2.2.	“Award”	1
2.3.	“Award Agreement”	1
2.4.	“Board”	1
2.5.	“Bonus Shares”	2
2.6.	“Cause”	2
2.7.	“Code”	2
2.8.	“Committee”	2
2.9.	“Common Stock”	2
2.10.	“Company”	2
2.11.	“Deferred Shares”	2
2.12.	“Disability”	2
2.13.	“Disqualifying Disposition”	2
2.14.	“Effective Date”	2
2.15.	“Eligible Person”	2
2.16.	“Fair Market Value”	3
2.17.	“Former Bonus Plan”	3
2.18.	“Freestanding SAR”	3
2.19.	“Grant Date”	3
2.20.	“Grantee”	3
2.21.	“Incentive Stock Option” or “ISO”	3
2.22.	“including” or “includes”	3
2.23.	“Mature Shares”	3
2.24.	“Non-Qualified Stock Option” or “NQSO”	3
2.25.	“Option”	3
2.26.	“Option Price”	3
2.27.	“Option Term”	3
2.28.	“Performance-Based Exception”	3
2.29.	“Performance Bonus”	4
2.30.	“Performance Period”	4
2.31.	“Performance Share” or “Performance Unit”	4
2.32.	“Period of Restriction”	4
2.33.	“Person”	4
2.34.	“Plan”	4
2.35.	“Reload Option”	4
2.36.	“Reorganization Transaction”	4
2.37.	“Required Withholding”	4
2.38.	“Restated Effective Date”	4
2.39.	“Restricted Executive”	4
2.40.	“Restricted Shares”	4
2.41.	“Retirement”	4
2.42.	“SAR”	4
2.43.	“Section”	4
2.44.	“Share”	4
2.45.	“Strike Price”	5
2.46.	“Subsidiary”	5
2.47.	“Substitute Award”	5
2.48.	“Surviving Corporation”	5

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2.49.	“Tandem SAR”	5
2.50.	“10% Owner”	5
2.51.	“Termination of Affiliation”	5

Article 3. Administration		5
3.1.	Committee	5
3.2.	Powers of Committee	5

Article 4. Shares Subject to the Plan and Maximum Awards		7
4.1.	Number of Shares Available	7
4.2.	Adjustments in Authorized Shares	7
4.3.	Performance Measures	7
4.4.	Compliance with Section 162(m) of the Code	9

Article 5. Eligibility and General Conditions of Awards		9
5.1.	Eligibility	9
5.2.	Grant Date	10
5.3.	Maximum Term	10
5.4.	Award Agreement	10
5.5.	Restrictions on Share Transferability	10
5.6.	Termination of Affiliation	10
5.7.	Nontransferability of Awards	12

Article 6. Stock Options		12
6.1.	Grant of Options	12
6.2.	Award Agreement	12
6.3.	Option Price	12
6.4.	Grant of Incentive Stock Options	13
6.5.	Grant of Reload Options	13
6.6.	Conditions on Reload Options	13
6.7.	Payment	14

Article 7. Stock Appreciation Rights		14
7.1.	Grant of SARs	14
7.2.	Exercise of Tandem SARs	14
7.3.	Payment of SAR Amount	15

Article 8. Restricted Shares		15
8.1.	Grant of Restricted Shares	15
8.2.	Award Agreement	15
8.3.	Consideration	15
8.4.	Effect of Forfeiture	15
8.5.	Escrow; Legends	15
8.6.	Stockholder Rights in Restricted Shares	16

Article 9. Performance Units and Performance Shares		16
9.1.	Grant of Performance Units and Performance Shares	16
9.2.	Value/Performance Goals	16
9.3.	Earning of Performance Units and Performance Shares	16
9.4.	Form and Timing of Payment of Performance Units and Performance Shares	16

Article 10. Bonus Shares and Deferred Shares		17
10.1.	Bonus Shares	17
10.2.	Deferred Shares	17

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Article 11. Performance Bonus Awards		17
11.1.	Performance Bonus Awards	17
11.2.	Performance Periods, Measures and Goals	17
11.3.	Determination of Performance Goals	17
11.4.	Adjustment of Goals	17
11.5.	Determination and Payment at Bonus	18

Article 12. Beneficiary Designation		18
12.1.	Beneficiary Designation	18

Article 13. Deferrals		18
13.1.	Deferrals	18

Article 14. Rights of Employees, Consultants and Directors		18
14.1.	Employment	18
14.2.	Participation	19

Article 15. Withholding		19
15.1.	Withholding	19
15.2.	Notification under Section 83(b)	19

Article 16. Certain Extraordinary Events		19
16.1.	Certain Reorganization Transactions or Other Events	19
16.2.	Pooling of Interests Accounting	20
16.3.	Substituting Awards in Certain Corporate Transactions	21

Article 17. Amendment, Modification, and Termination		21
17.1.	Amendment, Modification, and Termination	21
17.2.	Adjustments Upon Certain Unusual or Nonrecurring Events	21
17.3.	Awards Previously Granted	21

Article 18. Additional Provisions		21
18.1.	Successors	21
18.2.	Gender and Number	21
18.3.	Severability	21
18.4.	Requirements of Law	21
18.5.	Securities Law Compliance	22
18.6.	No Rights as a Stockholder	22
18.7.	Nature of Payments	22
18.8.	Scope of Plan	22
18.9.	Awards under Former Bonus Plan	22
18.10.	Governing Law	22

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CNA Financial Corporation
2000 Incentive Compensation Plan

Article 1. Establishment, Objectives and Duration

     1.1. Establishment of the Plan. Effective as of January 1, 1996, CNA Financial Corporation, a Delaware corporation (the “Company”), by duly adopted resolution of its board of directors (the “Board”) adopted the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the “Former Bonus Plan”), subject to approval of the Company’s stockholders, which was obtained on May 1, 1996. Effective as of August 4, 1999 (the “Effective Date”), the Company by duly adopted resolution of the Board adopted this CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”) as the CNA Financial Corporation 2000 Long-Term Incentive Plan, subject to approval of the Plan by the Company’s stockholders. The Company amended and restated this Plan and amended and merged the Former Bonus Plan into this Plan as set forth herein effective February 23, 2000 (the “Restated Effective Date”), subject to the approval of the Company’s stockholders, which was obtained on May 2, 2001. The Company now desires to amend and restate this Plan effective February 9, 2005, subject to the approval of the Company’s stockholders.

     1.2. Objectives of the Plan. The Plan is intended to allow employees, directors and consultants of the Company and its Subsidiaries to obtain the economic benefits of equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Subsidiaries in attracting new employees, directors and consultants and retaining existing employees, directors and consultants. The Plan is also intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals; to motivate Eligible Persons, by means of appropriate incentives, to achieve long-term Company goals, and reward Grantees for achievement of those goals; provide incentive compensation opportunities that are competitive with those of other similar companies, and thereby promote the financial interest of the Company and its Subsidiaries; and, in the case of annual incentives, to provide a means of rewarding certain Eligible Persons with compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their contributions to the overall long term enhancement of the value of the Company and its Subsidiaries.

     1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, until terminated by the Board pursuant to Article 17 hereof, provided, however, that no Incentive Stock Options may be granted under the Plan more than 10 years from the Effective Date, and no Options, Restricted Shares, Bonus Shares, Deferred Shares, SARs, or Performance Shares may be granted under the Plan after all Shares reserved for delivery under the Plan pursuant to Article 4 have been exhausted.

Article 2. Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below:

     2.1. “Article” means an Article of the Plan.

     2.2. “Award” means Options (including Reload Options), Restricted Shares, Bonus Shares, Deferred Shares, stock appreciation rights (SARs), Performance Units, Performance Shares, and Performance Bonus Awards granted under the Plan.

     2.3. “Award Agreement” means a written agreement by which an Award is evidenced.

     2.4. “Board” has the meaning set forth in Section 1.1.

     2.5. “Bonus Shares” means Shares that are awarded to a Grantee without cost and without restrictions in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), or as an incentive to become an employee or consultant of the Company or a Subsidiary or otherwise.

     2.6. “Cause” as to a Grantee means (a) “cause” for discharge from employment as specified in an employment contract between the Grantee and the Company or any Subsidiary; or (b) if there is no employment contract, “cause” as defined in the Award Agreement; or (c) if “cause” is not otherwise defined in such employment contract or Award Agreement as determined by the Committee:

     (i) a Grantee’s engaging in any act which is a felony or other similar act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty;

     (ii) a Grantee’s willful or reckless material misconduct in the performance of the Grantee’s duties; or

     (iii) a Grantee’s habitual neglect of duties;

provided, however, that for purposes of clauses (ii) and (iii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled). A Grantee who agrees to resign from his affiliation with the Company or a Subsidiary in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of this Plan.

     2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions of the Code or any successor statute.

     2.8. “Committee” has the meaning set forth in Section 3.1. 2.9. “Common Stock” means the common stock, $2.50 par value, of the Company. 2.10. “Company” has the meaning set forth in Section 1.1.

     2.11. “Deferred Shares” means Shares that are awarded to a Grantee on a deferred basis pursuant to Section 10.2.

     2.12. “Disability” means a physical or mental condition of the Grantee which, as determined by the Committee in its sole discretion based on all available medical information, would qualify the Grantee for benefits under the Company’s long-term disability plan as in effect when the determination is made (ignoring the requirements of any waiting period) if the Grantee were a participant in such plan (whether or not the Grantee actually participates therein). Notwithstanding the foregoing, if the Company has no long-term disability plan, “Disability” means a physical or mental condition of the Grantee which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders the Grantee incapable of performing any substantial portion of the service required of him by his employer.

     2.13. “Disqualifying Disposition” has the meaning set forth in Section 6.4.

     2.14. “Effective Date” has the meaning set forth in Section 1.1.

     2.15. “Eligible Person” means (i) any employee (including any officer) of the Company or any Subsidiary, including any such employee who is on an approved leave of absence, layoff, or has been subject to a disability which does not qualify as a Disability, (ii) any person performing services for the

Company or a Subsidiary in the capacity of a consultant, (iii) any person performing services for the Company or a Subsidiary in the capacity of a member of the Board or as a member of the board of directors of such Subsidiary, and (iv) any person for whom the Committee determines an Award would provide a material inducement to become an employee or director of or a consultant to the Company or a Subsidiary.

     2.16. “Fair Market Value” means (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (B) with respect to Shares, as of any date, (i) the average of the high and low trading prices on such date on the New York Stock Exchange Composite Transactions Tape (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported), (ii) if the Shares are not listed on the New York Stock Exchange, the average of the high and low trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the NASDAQ Stock Market, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined by the Committee.

     2.17. “Former Bonus Plan” has the meaning set forth in Section 1.1.

     2.18. “Freestanding SAR” means an SAR that is granted independently of any other Award.

     2.19. “Grant Date” has the meaning set forth in Section 5.2.

     2.20. “Grantee” means an individual who has been granted an Award.

     2.21. “Incentive Stock Option” or “ISO” means an Option that (i) is designated as an Incentive Stock Option in the Award Agreement granting such Option; and (ii) is intended to met the requirements of Section 422 of the Code for treatment as an Incentive Stock Option.

     2.22. “including” or “includes” mean “including, without limitation,” or “includes, without limitation”, respectively.

     2.23. “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

     2.24. “Non-Qualified Stock Option” or “NQSO” means an Option that is not an Incentive Stock Option.

     2.25. “Option” means an option (including either an Incentive Stock Option or a Non-Qualified Stock Option) granted under Article 6 of the Plan.

     2.26. “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

     2.27. “Option Term” means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, consistent with the provisions of the Plan, be extended from time to time by the Committee prior to the expiration date of such Option then in effect.

     2.28. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

     2.29. “Performance Bonus” means a cash bonus determined and awarded in accordance with Article 11.

     2.30. “Performance Period” means the time period during which performance goals designated by the Committee shall be met.

     2.31. “Performance Share” or “Performance Unit” has the meaning set forth in Article 9.

     2.32. “Period of Restriction” means the period during which the transfer of Restricted Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee) or the Shares are otherwise subject to a substantial risk of forfeiture.

     2.33. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

     2.34. “Plan” has the meaning set forth in Section 1.1.

     2.35. “Reload Option” has the meaning set forth in Section 6.5.

     2.36. “Reorganization Transaction” means the earlier of the approval by the Board or the approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company.

     2.37. “Required Withholding” has the meaning set forth in Article 15.

     2.38. “Restated Effective Date” has the meaning set forth in Section 1.1.

     2.39. “Restricted Executive” means a Grantee who is the Chief Executive Officer of the Company, any officer of the Company who reports directly to the Chief Executive Officer of the Company, and any other officer of the Company or of a Subsidiary who is salary grade 96 or above; provided, however, that the Committee may at the time of any Award to any Grantee determine that such Grantee be treated as a Restricted Executive for purposes of that Award; and further provided, however, that no Grantee shall be a Restricted Executive after the last day of the calendar year in which he ceases to be an employee of the Company (unless he is subsequently reemployed by the Company on terms and conditions making him a Restricted Executive as defined in this Section).

     2.40. “Restricted Shares” means Shares that are subject to transfer restrictions and are subject to forfeiture if conditions specified in the Award Agreement applicable to such Shares are not satisfied.

     2.41. “Retirement” means a Termination of Affiliation on or after the date a Grantee attains age 62 unless the Award Agreement or Committee provides otherwise; and in the case of a Grantee who is an Eligible Person solely by reason of clause (ii) or (iii) of Section 2.15, a Termination of Affiliation for a reason other than death, Disability or Cause at or after the date the Grantee attains age 62 unless the Award Agreement or Committee provides otherwise.

     2.42. “SAR” means a stock appreciation right.

     2.43. “Section” means, unless the context otherwise requires, a Section of the Plan.

     2.44. “Share” means a share of Common Stock.

     2.45. “Strike Price” of any SAR shall equal, for any Tandem SAR (whether granted at the same time as or after the grant of the related Option), the Option Price of such Option, or for any other SAR, 100% of the Fair Market Value of a Share on the Grant Date of such SAR; provided that the Committee may specify a higher Strike Price in the Award Agreement; and further provided that any SAR granted as a Substitute Award pursuant to Section 16.3 may be granted at such Strike Price as the Committee determines to be necessary to achieve preservation of economic value as provided in Section 16.3.

     2.46. “Subsidiary” means, for purposes of grants of Incentive Stock Options, a corporation as defined in Section 424(f) of the Code (with the Company being treated as the employer corporation for purposes of this definition); and for all other purposes, with respect to any Person, any business entity in which such Person has a direct or indirect interest (whether in the form of stock ownership, voting power or participation in profits or capital contribution) of more than 50%, as determined by the Committee.

     2.47. “Substitute Award” has the meaning set forth in Section 16.3.

     2.48. “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities of such corporation that are entitled to vote generally in the election of directors (other than a class of securities may have voting power by reason of the occurrence of a contingency) representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

     2.49. “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require cancellation of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall similarly be canceled).

     2.50. “10% Owner” means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

     2.51. “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Subsidiary in the capacity of an employee, consultant, or director; or with respect to an individual who is an employee of, or consultant to, or director of, a Person which is a Subsidiary, the first day on which such Person ceases to be a Subsidiary.

Article 3. Administration

     3.1. Committee. The Plan shall be administered by the Incentive Compensation Committee of the Board, or such other committee of the Board as the Board shall appoint to administer the Plan (the “Committee”). The number of members of the Committee shall be set and may from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate.

     3.2. Powers of Committee. Subject to the express provisions of the Plan and in addition to the authority and discretion granted elsewhere in the Plan, the Committee has full and final authority and sole discretion as follows:

     (a) to determine when, to whom and in what types and amounts Awards should be granted and the terms and conditions applicable to each Award, including the Option Price, the Option Term, the benefit payable under any SAR, Performance Unit, Performance Share, or Performance Bonus Award, and whether or not specific Awards shall be granted in connection with other specific awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

     (b) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether and on what terms to permit or require the payment of cash dividends thereon to be deferred, what restrictions shall apply to Restricted Shares, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

     (c) to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan, including determining whether a Termination of Affiliation is for Cause, Retirement, death, Disability or other reason;

     (d) to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Awards upon the Termination of Affiliation of a Grantee;

     (e) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time in any manner permitted for Awards of such type by the Plan as then in effect; provided that the consent of the Grantee shall not be required for any amendment which (i) does not materially adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new or change in existing applicable law or generally accepted accounting principles;

     (f) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

     (g) to accelerate the exercisability (including exercisability within a period of less than six months after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

     (h) subject to Sections 1.3, 5.3, and 6.4, to extend the time during which any Award or group of Awards may be exercised;

     (i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law;

     (j) to delegate to the Chief Executive Officer of the Company, other executive officers of the Company, or other members or committees of the Board, the power to grant Performance Units and Performance Bonus Awards from time to time to specified categories of Eligible Persons in amounts and on terms to be specified by the Committee, in which event the Committee’s delegates may exercise in their sole discretion all powers and authority of the Committee with respect to such Awards except as otherwise specified in this Plan or by the Committee;

     (k) to delegate to officers, employees or independent contractors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Committee;

     (l) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

     (m) to take any other action with respect to any matters relating to the Plan for which it is responsible.

All determinations on any matter relating to the Plan or any Award Agreement may be made in the sole and absolute discretion of the Committee, and all such determinations of the Committee shall be final, conclusive and binding on all Persons. The determinations of the Committee in granting Awards need not be uniform among Grantees and among Awards and no determination of the Committee with respect to any Grantee or Award shall entitle that Grantee or any other Grantee to the same determination with respect to any other Award; except that the Committee shall construe the terms of the Plan and of any Award Agreement consistently as to the meaning of the same language. No member of the Committee shall be liable for any action or determination made with respect to the Plan or any Award.

Article 4. Shares Subject to the Plan and Maximum Awards

     4.1. Number of Shares Available. Subject to Section 4.4 and to adjustment as provided in Section 4.2, the number of Shares hereby reserved for delivery under the Plan is 4,000,000. If any Shares subject to an Award granted hereunder are forfeited or an Award or any portion thereof otherwise terminates or is settled without the issuance of Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or settlement, shall again be available for grant under the Plan. If any Shares (whether subject to or received pursuant to an Award granted under this Plan or any other plan, purchased on the open market, or otherwise obtained, and including Shares that are deemed (by attestation or otherwise) to have been delivered to the Company as payment for all or any portion of the Option Price of an Option pursuant to Section 6.7) are withheld or applied as payment by the Company in connection with the exercise of an Award hereunder or the withholding of taxes related thereto, such Shares, to the extent of any such withholding or payment, shall again be available or shall increase the number of Shares available, as applicable, for grant under the Plan. The Committee may from time to time determine the appropriate methodology consistent with this Section 4.1 for calculating the number of Shares issued pursuant to the Plan. Shares issued pursuant to the Plan may be treasury             shares or newly-issued Shares.

     4.2. Adjustments in Authorized Shares. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that occurs at any time after the Effective Date affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) subject to outstanding Awards, (iii) the grant price, strike price, or exercise price with respect to any Award, and (iv) the limitations on the maximum number and type of Shares available under the Plan and that may be granted as particular Awards as set forth in Section 4.1; or, if deemed appropriate, apply the provisions of Article 16; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

     4.3. Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders of the Company approve a change in the general performance measures set forth in this Section 4.3 the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Restricted Executives which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among one or more or any combination of the following performance measures relating to the Company, subsidiary, operating unit or division:

     (a) Earnings (either in the aggregate or on a per-share basis, and if on a per-share basis reflecting such dilution of shares outstanding as the Committee deems appropriate) before or after interest and taxes;

     (b) Net Income;

     (c) Net Operating Income;

     (d) Return measures (including return or net return on assets, net assets, investments, capital, equity, or gross sales);

     (e) Stockholder returns (including growth measures and stockholder return or attainment by the Shares of a specified value for a specified period of time), share price or share price appreciation;

     (f) Cash flow(s);

     (g) Dividends;

     (h) Gross revenues;

     (i) Gross or net premiums written;

     (j) Net premiums earned;

     (k) Net investment income;

     (l) losses and loss expenses, loss ratios, expense ratios, or combined ratios;

     (m) Underwriting and administrative expenses;

     (n) Operating expenses;

     (o) Stock price;

     (p) Satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures;

     (q) Expense or cost levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified business units;

     (r) Net economic value;

     (s) Market share or market penetration with respect to specific designated products or product groups;

     (t) Customer retention goals;

     (u) Customer satisfaction goals;

     (v) Productivity improvements; or

     (w) Attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, leadership effectiveness, negotiation of transactions and sales or development of long term business goals.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any business unit thereof, and/or the past or current performance of other companies. In establishing performance goals, the Committee shall establish reasonable definitions of the applicable performance measures, and such definitions may provide for adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or infrequent items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, asbestos and environmental and mass tort losses, or financing activities; expenses for restructuring or productivity initiatives and other non-operating items.

The Committee shall have the discretion to adjust the Awards and the determinations of the degree of attainment of the pre-established performance goals; provided, however, the Awards which are designed to qualify for the Performance-Based Exception, and which are held by Restricted Executives, may not be adjusted upward. The Committee, however, shall retain the discretion to adjust any Awards downward, except to the extent otherwise provided in the Award Agreement or in a previously executed agreement between the Company and the Grantee.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant or pay Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants or payments without satisfying the requirements of Section 162(m) of the Code.

     4.4 Compliance with Section 162(m) of the Code.

     (a) Section 162(m) Compliance. At all times when Section 162(m) of the Code is applicable, all Awards granted under this Plan to Restricted Employees shall to the extent provided by the Committee comply with the requirements of Section 162(m) of the Code; provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Section 162(m) of the Code will not be required; provided further that to the extent Section 162(m) or the regulations thereunder require periodic stockholder approval of such performance measures such approval shall not be required for the continuation of the Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to the Award or Awards available under the Plan, the Committee may, subject to this Section 4.4, make any adjustments to such Awards or otherwise it deems appropriate.

     (b) Section 162(m) Maximum Individual Limits. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of Shares (including as Shares, a number of Shares equal to the number of SARs granted) for which Awards (other than Reload Options, Performance Units and Performance Bonus Awards) may be granted to any Grantee in any calendar year shall not exceed 400,000 and the number of Shares for which Reload Options may be granted to any Grantee in any calendar year shall not exceed 400,000. The maximum aggregate value of Performance Units and Performance Bonus Awards granted to any Grantee hereunder in any calendar year shall not exceed in the case of annual awards, $5,000,000, and in the case of other awards $8,000,000. Maximum Limits under this Section 4.4(b) shall be calculated in accordance with Treasury Regulation §1.162-27(e)(2)(vi)(B).

Article 5. Eligibility and General Conditions of Awards

     5.1. Eligibility. The Committee may grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

     5.2. Grant Date. The Grant Date of an Award shall be the date on which the Committee grants the Award or such later date as specified by the Committee in the Award Agreement.

     5.3. Maximum Term. The Option Term or other period during which an Award may be outstanding, unless otherwise provided in the Award Agreement, shall not extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein specified; provided, that the Option Term of any ISO shall not exceed 10 years; and provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee pursuant to Article 12 may, if so permitted or required by the Committee, extend more than 10 years after the Grant Date of the Award to which the deferral relates.

     5.4. Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

     5.5. Restrictions on Share Transferability. The Committee may include in the Award Agreement such restrictions on transferability of any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable.

     5.6. Termination of Affiliation. Except as otherwise provided in an Award Agreement (including an Award Agreement as amended by the Committee pursuant to Section 3.2), the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.6.

     (a) For Cause. If a Grantee has a Termination of Affiliation for Cause:

     (i) the Grantee’s Awards (including any Restricted Shares or Deferred Shares) that are forfeitable immediately before such Termination of Affiliation shall automatically be forfeited on such Termination of Affiliation, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee;

     (ii) the Grantee’s Deferred Shares that were vested immediately before such Termination of Affiliation shall promptly be settled by delivery to such Grantee of a number of unrestricted Shares equal to the aggregate number of such vested Deferred Shares, and

     (iii) any unexercised Option or SAR, and any Performance Share, Performance Unit or Performance Bonus Award with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall terminate effective immediately upon such Termination of Affiliation.

     (b) On Account of Retirement, Death or Disability. If a Grantee has a Termination of Affiliation on account of Retirement, death or Disability:

     (i) the Grantee’s Awards that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable;

     (ii) the Company shall promptly settle all Deferred Shares, whether or not forfeitable, by delivery to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 11) of a number of unrestricted Shares equal to the aggregate number of the Grantee’s Deferred Shares;

     (iii) any unexercised Option or SAR, whether or not exercisable immediately before such Termination of Affiliation, may be exercised, in whole or in part, at any time after such Termination of Affiliation (but in either case only during the Option Term) by the Grantee (whether or not, in the case of Disability, such exercise causes an Option to fail to qualify as an ISO) or, after his or her death, by (A) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee’s beneficiary designated in accordance with Article 12; and

     (iv) the benefit payable with respect to any Performance Share or Performance Unit with respect to which the Performance Period has not ended immediately before such Termination of Affiliation shall be equal to the product of the Fair Market Value of a Share as of the date of such Termination of Affiliation or the value of the Performance Unit specified in the Award Agreement (determined as of the date of such Termination of Affiliation), as applicable, multiplied successively by (1) and (2) below; and the benefit payable with respect to any Performance Bonus Award with respect to which the Performance Period has not ended immediately before such Termination of Affiliation shall be equal to the product of (1) and (2) below; where:

     (1) is a fraction, the numerator of which is the number of months that have elapsed since the beginning of such Performance Period to and including the month in which occurs the date of such Termination of Affiliation and the denominator of which is the number of months in the Performance Period; and

     (2) is a percentage determined by the Committee that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such Termination of Affiliation would continue until the end of the Performance Period, or, if the Committee elects to compute the benefit after the end of the Performance Period, the performance percentage, as determined by the Committee, attained during the Performance Period.

     (c) Any Other Reason. If a Grantee has a Termination of Affiliation for any reason other than for Cause, Retirement, death or Disability, then:

     (i) the Grantee’s Awards, to the extent forfeitable under the Plan or the Award Agreement immediately before such Termination of Affiliation, shall thereupon automatically be forfeited unless the Committee determines in writing otherwise, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee;

     (ii) the Grantee’s Deferred Shares that were not forfeitable immediately before such Termination of Affiliation shall, unless otherwise provided in an Award Agreement or determined by the Committee in writing, promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Deferred Shares;

     (iii) any unexercised Option or SAR, and any Performance Share, Performance Unit or Performance Bonus Award with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall terminate effective immediately upon such Termination of Affiliation unless the Committee determines in writing otherwise.

     (iv) any Performance Shares, Performance Units or Performance Bonus with respect to which the Performance Period has not ended as of the date of such Termination of Affiliation shall terminate immediately upon such Termination of Affiliation unless the Committee determines in writing otherwise.

     5.7. Nontransferability of Awards.

     (a) Except as provided in Section 5.7(c) below, each Award, and each right under any Award, shall be nontransferable, and during the Grantee’s lifetime, shall be exercisable only by the Grantee, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

     (b) Except as provided in Section 5.7(c) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a beneficiary in accordance with Article 12 shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

     (c) To the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer a Non-Qualified Stock Option, SAR, Restricted Share, Bonus Share, or Deferred Share Award to (i) a spouse, sibling, parent or lineal descendant (including a lineal descendant by adoption) (any of the foregoing, an “Immediate Family Member”) of the Grantee; (ii) a trust, the primary beneficiaries of which consist exclusively of the Grantee or Immediate Family Members of the Grantee or the spouses of such Immediate Family Members, or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of the Grantee or Immediate Family Members of the Grantee or the spouses of such Immediate Family Members. This subsection (c) shall not be construed to authorize a transfer of an Incentive Stock Option, Performance Unit, Performance Share, or Performance Bonus Award.

Article 6. Stock Options

     6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Without limiting the generality of the foregoing, the Committee may grant to any Eligible Person, or permit any Eligible Person to elect to receive, an Option in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary, which Option may have a value (as determined by the Committee under Black-Scholes or any other option valuation method) that is equal to or greater than the amount of such other compensation.

     6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

     6.3. Option Price. The Option Price of an Option under this Plan shall be determined by the Committee, and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option granted as a Substitute Award pursuant to Section 16.3 may be granted at such Option Price as the Committee determines to be necessary to achieve preservation of economic value as provided in Section 16.3.

     6.4. Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate such Option as an Incentive Stock Option. Any Incentive Stock Option:

     (a) shall, if granted to a 10% Owner, have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

     (b) shall have an Option Term of not more than 10 years (five years in the case of an Incentive Stock Option granted to a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

     (c) shall not have an aggregate Fair Market Value (as of the Grant Date of each Incentive Stock Option) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary thereof (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year, determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”); and to the extent any Grant is in excess of such $100,000 Limit, a portion of such Grant equal to the $100,000 Limit shall be designated as an ISO and the remainder shall, notwithstanding its prior designation as an ISO, be regarded as a NQSO.

     (d) shall be granted within 10 years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company;

     (e) shall require the Grantee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition; and

     (f) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death.

Notwithstanding the foregoing, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

     6.5. Grant of Reload Options. The Committee may in connection with the grant of an Option or thereafter provide that a Grantee who (i) is an Eligible Person when he or she exercises an Option (“Exercised Option”) and (ii) satisfies the Option Price or Required Withholding applicable thereto with Shares (including Shares that are deemed to have been delivered as payment for all or any portion of the Option Price of an Exercised Option by attestation or otherwise) shall automatically be granted, subject to Article 4, an additional option (“Reload Option”) in an amount equal to the sum (“Reload Number”) of the number of Shares tendered (including Shares that are deemed to have been tendered) to exercise the Exercised Option plus, if so provided by the Committee, the number of Shares, if any, retained by the Company in connection with the exercise of the Exercised Option to satisfy any federal, state, local or foreign tax withholding requirements.

     6.6. Conditions on Reload Options. Reload Options shall be subject to the following terms and conditions:

     (a) the Grant Date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates;

     (b) subject to Section 6.6(c), the Reload Option may be exercised at any time during the Option Term of the Exercised Option (subject to earlier termination thereof as provided in the Plan or in the applicable Award Agreement); and

     (c) the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that, unless otherwise provided in the Award Agreement, the Option Price for the Reload Option shall be 100% of the Fair Market Value of a Share on the Grant Date of the Reload Option.

     6.7. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by cash, personal check or wire transfer or, subject to the approval of the Committee, any one or more of the following means:

     (a) Tendering, either by actual tender or by attestation to ownership of, Mature Shares, valued at their Fair Market Value on the date of exercise;

     (b) Tendering Restricted Shares held by the Grantee for at least six months prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

     (c) Pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

If any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Option Price, a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

If tender by attestation of ownership of Mature Shares is used to pay the Option Price, the number of Shares delivered upon exercise of the Option shall be limited to the difference between the number of Shares subject to the Option and the number of Shares tendered by attestation.

Article 7. Stock Appreciation Rights

     7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to any Eligible Person at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall determine the number of SARs granted to each Grantee (subject to Article 4), the Strike Price thereof, and, consistent with Section 7.2 and the other provisions of the Plan, the other terms and conditions pertaining to such SARs.

     7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR, (i) the Tandem SAR will expire no later than the expiration of the underlying Option; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underly ing Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the Option Price of the Option.

     7.3. Payment of SAR Amount. Upon exercise of an SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

     (a) the excess of the Fair Market Value of a Share on the date of exercise over the Strike Price; by

     (b) the number of Shares with respect to which the SAR is exercised;

provided that the Committee may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Grant Date as the Committee shall specify. As determined by the Committee, the payment upon SAR exercise may be in cash, in Shares which have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

Article 8. Restricted Shares

     8.1. Grant of Restricted Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

     8.2. Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions or restrictions on any Restricted Shares as it may deem advisable, including restrictions based upon the achievement of specific performance goals (Company-wide, divisional, Subsidiary or individual), time-based restrictions on vesting or restrictions under applicable securities laws.

     8.3. Consideration. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 business days after the Grant Date for such shares.

     8.4. Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, unless the Committee determines in writing otherwise the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (i) the amount paid by the Grantee for such Restricted Shares, or (ii) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the required amount as soon as is administratively practical. Such repurchased Restricted Shares shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

     8.5. Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (i) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited or (ii) shall bear an appropriate legend restricting the transfer of such Restricted Shares. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be issued without such legend.

     8.6. Stockholder Rights in Restricted Shares. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, including, but not limited to, the right to vote such Restricted Shares and the right to receive dividends on such Restricted Shares, except as otherwise provided in the Plan or Award Agreement. Any cash dividends that become payable on Restricted Shares shall be paid currently except to the extent the Award Agreement provides otherwise. Any stock dividends that become payable on Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are paid, except to the extent the Award Agreement provides otherwise. The Award Agreement may, but need not, provide for payment of interest on deferred dividends.

Article 9. Performance Units and Performance Shares

     9.1. Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

     9.2. Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set the beginning and ending dates of the Performance Period, select Performance Measures from among those set forth in Section 4.3, and set performance goals which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Grantee.

     9.3. Earning of Performance Units and Performance Shares. Subject to the terms of this Plan, (including Section 4.3 regarding the Committee’s discretion to make downward adjustments) after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

If a Grantee is promoted, demoted or transferred to a different business unit or a different position in the same business unit of the Company or a Subsidiary during a Performance Period, then, to the extent the Committee determines appropriate, the Committee may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.

     9.4. Form and Timing of Payment of Performance Units and Performance Shares. Unless the Committee provides for a different method of payment, earned Performance Units or Performance Shares shall be paid in a lump sum following the close of the applicable Performance Period or may be deferred pursuant to Section 10.2 or Article 13. The Committee may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

As determined by the Committee, a Grantee may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units or Performance Shares but not yet distributed to the Grantee. In addition, a Grantee may, as determined by the Committee, be entitled to exercise his or her voting rights with respect to such Shares.

Article 10. Bonus Shares and Deferred Shares

     10.1 Bonus Shares. Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

     10.2. Deferred Shares. Subject to the terms and provisions of the Plan, Deferred Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee may impose such conditions or restrictions on any Deferred Shares as it may deem advisable, including time-vesting restrictions and deferred payment features. The Committee may cause the Company to establish a grantor trust to hold Shares subject to Deferred Share Awards. Without limiting the generality of the foregoing, the Committee may grant to any Eligible Person, or permit any Eligible Person to elect to receive, Deferred Shares in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary.

Article 11. Performance Bonus Awards

     11.1. Performance Bonus Awards. Subject to the terms of the Plan, the Committee may grant Performance Bonus Awards to any Eligible Person, in such amount and upon such terms an at any time and from time to time as shall be determined by the Committee.

     11.2. Performance Periods, Measures and Goals. For each Performance Bonus Award the Committee shall establish the beginning and ending dates of the Performance Period, select the Performance Measures and establish the performance goals for that Performance Measure to be applied for that Performance Period. The Committee may but shall not be required to, establish one or more Performance Periods that begin before the last day of any other Performance Periods; and may establish Performance Periods that extend for more than one calendar year or may grant Performance Bonus Awards that extend for more than one consecutive Performance Periods (a “Multiple Award Period.”)

     11.3. Determination of Performance Goals. A Performance Bonus Award shall specify the payment amount or percentage of the Performance Bonus Award for the Performance Period for each Grantee at designated levels of achievement of the Performance Measures. In the case of a Performance Bonus Award to a Restricted Executive, if the Committee intends such Performance Bonus Award to qualify for the Performance Based Exception, (a) the selection of the Performance Measures, establishment of the performance goals, and the determination of the amount or percentage of the Performance Bonus Award payable at designated levels of achievement of the Performance Measures, shall be made not later than the 90th calendar day of the Performance Period; (b) in the case of a Multiple Award Period, selection of the Performance Measures, establishment of the performance goals, and the determination of the amount or percentage of the Performance Bonus Award payable at designated levels of achievement of the Performance Measures, shall be done not later than the 90th calendar day of the first Performance Period, and (c) notwithstanding (a) and (b), the performance goal shall be established while the outcome as to the performance goal is substantially uncertain, and in no event shall the performance goal be established after more than 25% of the Performance Period has elapsed.

     11.4. Adjustment of Goals. The Committee may in its discretion (i) decrease (or for a Grantee other than a Restricted Executive whose award is intended to qualify for the Performance Based Exception, also increase) the amount or percentage of the Performance Bonus Award payable for such Grantee at designated levels of achievement of the Performance Measures, or (ii) increase (or for a Grantee other than a Restricted Executive whose award is intended to qualify for the Performance Based Exception, also decrease), the designated level of achievement of the Performance

     Measures to make payable the stated amount or percentage of the Performance Bonus Award, at any time during a Performance Period including any Multiple Award Period.

     11.5. Determination and Payment at Bonus. As soon as practicable after the necessary financial data for a Performance Period are available to the Committee, the Committee shall make a written determination of the extent of the achievement of the performance goal for Performance Bonus Award for that Performance Period, and shall make a written determination of the amount, if any, to be distributable with respect to a Performance Bonus award for the Performance Period. Distributions with respect to any Performance Bonus Award shall be subject to the following.

     (a) Except as otherwise specifically provided in the documents reflecting the terms of a Performance Bonus Award, the Committee may in its discretion, reduce the amount of any Performance Bonus Award or cancel the Award for any reason whatsoever for any Grantee (including but not limited to a Restricted Executive) at any time prior to payment, and

     (b) Except as otherwise provided by the Committee, Performance Bonus Awards shall be settled through cash payments, which shall be made as soon as practicable after the Committee makes the determination described in this Section 11.5.

Article 12. Beneficiary Designation

     12.1. Beneficiary Designation. Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s surviving spouse, if any, or if none, then to the Grantee’s estate.

Article 13. Deferrals

     13.1. Deferrals. The Committee may permit or require in an initial Award Agreement, or permit with the consent of the Grantee in any amendment to the Award Agreement, the Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Shares, the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares or Performance Bonus, the grant of Bonus Shares or the expiration of the deferral period for Deferred Shares. In the case of an Award to a Restricted Executive the Committee may require such deferral after the initial Award without the consent of the Grantee; provided, however, that if the Committee requires deferral without the consent of the Grantee of an Award which is or may be payable in cash, the Committee shall cause the Company to pay (at such time as such Award is paid) interest on the amount of such Award for the period of required deferral at a rate not less from time to time than the rate charged to the Company by its principal revolving credit lender, or if none, than at the publicly announced prime lending rate of Citibank, N.A. plus one percentage point. The Committee may require amounts relating to deferred Awards to be held in a grantor trust created by the Company or a Subsidiary, and shall establish such other rules and procedures for such deferrals consistent with this Article 13 as the Committee in its discretion determines.

Article 14. Rights of Employees, Consultants and Directors

     14.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Grantee’s employment, consultancy or service as a member of the Board of Directors at any time, nor confer upon any Grantee the right to continue in the employ or as consultant or as a director of the Company or any Subsidiary.

     14.2. Participation. No employee, consultant or director shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.

Article 15. Withholding

     15.1. Withholding

     (a) Mandatory Tax Withholding. Whenever under the Plan, Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, including a Grantee’s making an election under Section 83(b) of the Code, the Company shall be entitled to require (x) that the Grantee remit an amount in cash, or if permitted by the Committee, Mature Shares, sufficient to satisfy all federal, state, local and foreign tax withholding requirements related thereto (“Required Withholding”), (y) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan or otherwise, or (z) any combination of the foregoing.

     (b) Elective Share Withholding.

     (i) Subject to subsection 15.1(b)(ii), a Grantee may elect the withholding (“Share Withholding”) by the Company of a portion of the Shares subject to an Award upon the exercise of such Award or upon Restricted Shares becoming non-forfeitable or upon making an election under Section 83(b) of the Code (each, a “Taxable Event”) having a Fair Market Value equal to the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event.

     (ii) Each Share Withholding election shall be subject to the following conditions:

     (1) any Grantee’s election shall be subject to the Committee’s discretion to revoke the Grantee’s right to elect Share Withholding at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement;

     (2) the Grantee’s election must be made on or before the date (the “Tax Date”) on which the amount of tax to be withheld is determined; and

     (3) the Grantee’s election shall be irrevocable.

     15.2. Notification under Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter prior to such an election being made, prohibit a Grantee from making the election described above.

Article 16. Certain Extraordinary Events

     16.1. Certain Reorganization Transactions or Other Events. In the event of a Reorganization Transaction or other transaction described in Section 4.2 as a result of which (i) the Company is not the Surviving Corporation or the stock of the Surviving Corporation will not be publicly traded, or (ii) in the determination of the Committee, the attainment of Performance Measures established as performance goals by in connection with restrictions on any outstanding Restricted Shares, or any outstanding

Performance Units, Performance Shares, and Performance Bonus Awards, or any of them, will not reasonably be ascertainable, the Committee may in its discretion cancel any or all Awards or class of Awards without the consent of any Grantee; provided, however, that in lieu of such Awards the Company shall pay the Grantee in cash as soon as reasonably practicable after such determination by the Committee:

     (a) with respect to any Restricted Share as to which the restrictions have not lapsed in connection with such event, the Fair Market Value of a Share (determined as nearly as practicable to the time of such transaction),

     (b) with respect to any Option or SAR, the positive difference (if any) between the Fair Market Value of the Shares subject to the Option or SAR (determined as nearly as practicable to the time of such transaction) and the Option Price or Strike Price of the Option or SAR; provided, however, that no duplicate payment will be made for Tandem SARs and further provided, however, that the amount paid with respect to any Option shall not be less than the fair value of the Option (determined as nearly as practicable to the time of such transaction) under a recognized option pricing model selected by the Committee; and

     (c) with respect to any Performance Unit, Performance Share, or Performance Bonus Award, the amount that would be payable to the Grantee under Section 5.6(b) if he had Retired on the date of the transaction.

     16.2. Pooling of Interests Accounting. If the Committee determines:

     (a) that the consummation of a sale or merger of the Company (a “Closing”) is reasonably likely to occur but for the circumstances described in this Section;

     (b) that, based on the advice of the Company’s independent accountants and such other factors that the Committee deems relevant, the grant of any Award or exercise of some or all outstanding Options or SARs would preclude the use of pooling of interests accounting (“pooling”) after the Closing; and

     (c) the preclusion of pooling can reasonably be expected to have a material adverse effect on the terms of such sale or merger or on the likelihood of a Closing (a “Pooling Material Adverse Effect”),

then the Committee may:

     (i) make adjustments to such Options, SARs or other Awards (including the substitution, effective upon such Closing, of Options, SARs or other Awards denominated in shares or other equity securities of another party to such proposed sale or merger transaction) prior to the Closing so as to permit pooling after the Closing,

     (ii) cause the Company to pay the benefits attributable to such Options, SARs or other Awards (including for this purpose not only the spread between the then Fair Market Value of the Shares subject to such Options or SARs and the Option Price or Strike Price applicable thereto, but also the additional value of such Options or SARs in excess of such spread, as determined by the Committee) in the form of Shares if such payment would not cause the transaction to remain or become ineligible for pooling; or provided that the Committee has determined, based on the advice of the Company’s independent accountants and such other factors that the Committee deems relevant, that no reasonable alternative is available to the Company to prevent such a Pooling Material Adverse Effect, cancel any or all such Options, SARs or other Awards without the consent of any affected Grantee; provided, however, that to the extent practicable without a

Pooling Material Adverse Effect, the Grantee shall receive in lieu of the Award the amount payable upon cancellation of such Award as set forth in Section 16.1.

     16.3. Substituting Awards in Certain Corporate Transactions. In connection with the Company’s acquisition, however, effected, of another corporation or entity (the “Acquired Entity”) or the assets thereof, the Committee may, at its discretion, grant Awards (“Substitute Awards”) associated with the stock or other equity interest in such Acquired Entity (“Acquired Entity Award”) held by such Grantee immediately prior to such Acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price and on such terms as the Committee determines necessary to achieve preservation of economic value.

Article 17. Amendment, Modification, and Termination

     17.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part without the approval of the Company’s stockholders.

     17.2. Adjustments Upon Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     17.3. Awards Previously Granted. Except as expressly provided in Section 3.2, Section 4.3; Section 6.4; Article 11, Section 13.1, or Article 16, no termination, amendment or modification of the Plan and no modification of an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award, provided, however, that to the extent any Award shall be adversely affected by any amendment or modification of the Plan, the provisions of the Plan in toto as in effect as of the Grant Date of such Award shall prevail.

Article 18. Additional Provisions

     18.1. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

     18.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     18.3. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

     18.4. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

     18.5. Securities Law Compliance.

     (a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be placed on any such certificates to refer to such restrictions. If so requested by the Company, the Grantee shall represent to the Company in writing that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933 or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

     (b) If the Committee determines that the exercise of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company’s equity securities are then listed, then the Committee may postpone any such exercise or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

     18.6. No Rights as a Stockholder. Subject to Section 8.6 regarding Restricted Shares, a Grantee shall not have any rights as a stockholder with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her.

     18.7. Nature of Payments. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between (i) the Company or any Subsidiary and (ii) the Grantee, except as such plan or agreement shall otherwise expressly provide.

     18.8. Scope of Plan. Nothing in this Plan shall be construed to prevent the Board, the Committee, or any other officer of the Company or any Subsidiary authorized to determine compensation of employees and consultants of the Company or such Subsidiary, from awarding any cash bonus or other cash incentive or achievement compensation to any person for such reasons and on such terms and conditions, whether or not consistent with this Plan, as they in their authorized discretion determine is appropriate.

     18.9. Awards under Former Bonus Plan. Each Award under the Former Bonus Plan that is outstanding on the Restated Effective Date shall continue in effect as an Award under this Plan, but shall be administered subject to all the terms and provisions of this Plan from and after the Restated Effective Date, except to the extent application of any provision of this amended, restated and merged Plan to such Award would violate the requirements of Section 17.3 hereof.

     18.10. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Illinois other than its laws respecting choice of law.